Exhibit 99.1

Paramount Group, Inc. Announces Fourth Quarter 2014 Results

– Company Completes $2.6 Billion Initial Public Offering in November 2014 –

– Reports Core FFO of $0.08 Per Diluted Share for Fourth Quarter Stub Period –

NEW YORK - March 5, 2015 – Paramount Group, Inc. (NYSE: PGRE) (the “Company”), a fully-integrated real estate investment trust (“REIT”) focused on owning, operating and managing high-quality, Class A office properties in select central business district submarkets of New York City, Washington, D.C. and San Francisco, today reported results for the quarter ended December 31, 2014. The Company commenced its operations on November 24, 2014 upon completion of its initial public offering (“IPO”) and related formation transactions. The financial results for the fourth quarter of 2014 represent the Company’s financial results for the 38 day period from November 24, 2014 to December 31, 2014.

“We are proud to announce that in the fourth quarter our leasing team successfully closed on 537,000 square feet which resulted in portfolio occupancy increasing 180 basis points from the prior level disclosed at the IPO,” stated Albert Behler, Chairman, Chief Executive Officer and President of Paramount. “We are also happy to report that our initial results as a public company included Core FFO of $0.08 per diluted share. With a strong balance sheet, diversified tenant base and a premier portfolio of assets in three of the most desired cities in the country, we are well positioned to continue our growth in the coming years and create meaningful value for our stockholders.”

Significant Fourth Quarter Events included:

•	Raised $2.6 billion in gross proceeds in the IPO.

•	Entered into a $1.0 billion senior unsecured revolving credit facility, with an accordion feature to increase the availability to $1.25 billion under certain circumstances.

•	Executed 23 leases aggregating 537,000 square feet at a weighted average initial rent of $72.24 per square foot.

•	Increased portfolio occupancy to 93.9% at December 31, 2014, up 180 basis points from September 30, 2014.

•	Reported Core Funds from Operations (“Core FFO”) attributable to Paramount Group, Inc. of $16.1 million, or $0.08 per diluted share for the period from November 24, 2014 to December 31, 2014.

•	Completed the initial closing of Paramount Group Real Estate Fund VIII, a private equity real estate fund that the Company sponsored (targeting debt and preferred equity investments), with $485.0 million of capital commitments.

Financial Results for the Period from November 24, 2014 to December 31, 2014

Net income attributable to common stockholders was $57.3 million, or $0.27 per diluted share for the period from November 24, 2014 to December 31, 2014. Net income for the period from November 24, 2014 to December 31, 2014 includes (i) a $239.7 million gain on consolidation of a partially owned entity and (ii) $15.1 million of unrealized gains on interest rate swaps, partially offset by (iii) $143.4 million of expenses in connection with acquisition, transaction and formation related costs and (iv) $25.7 million of defeasance and debt breakage costs.

Core FFO attributable to Paramount Group was $16.1 million, or $0.08 per diluted share for the period from November 24, 2014 to December 31, 2014. Core FFO excludes the impact of the gain on consolidation of a partially owned entity, acquisition, transaction and formation related costs, defeasance and debt breakage costs, and unrealized gains on interest rate swaps.

Portfolio Operations

As of December 31, 2014, our portfolio consisted of 12 Class A office properties aggregating approximately 10.4 million square feet that was 93.9% leased.

During the fourth quarter we executed 23 leases aggregating approximately 537,000 square feet at a weighted average initial rent of $72.24 per square foot. Tenant improvements and leasing commissions on these leases were $8.92 per square foot per annum. This leasing activity represented approximately 45% of the entire year’s leasing activity and over 5% of our entire portfolio, and increased our portfolio wide occupancy by 180 basis points from September 30, 2014. Of the 23 leases executed, 14 represented second generation leases. Of these leases, our pro rata share was 350,000 square feet, for which we achieved mark-to-markets of positive 19.4% on a GAAP basis and 0.0% on a cash basis.

The fourth quarter mark-to-market includes (i) a 102,000 square foot nine-month renewal at 1633 Broadway, at in-place rents and (ii) a 63,000 square foot lease on the 10th floor of 1301 Avenue of the Americas where the prior fully escalated rent was based on a single lease rate that included two lower floors and seven higher floors, including the top five most expensive floors of the building. Excluding these two leases the GAAP basis and cash basis mark-to-markets were a positive 27.6% and 7.7%, respectively.

Balance Sheet and Capital Allocation

On November 24, 2014, the Company successfully completed its IPO. In connection therewith, the Company completed the following transactions:

•	Issued a total of 150,650,000 common shares, including the underwriters’ overallotment option, at an initial public offering price of $17.50 per share.

•	Acquired, through a series of formation transactions, substantially all of the assets of its predecessor and certain of the private equity real estate funds that it controlled, as well as the interests of unaffiliated third parties in certain properties, for a combination of shares of common stock, common units in the Company’s operating partnership and cash.

•	Used substantially all of the net proceeds to repay outstanding indebtedness and related defeasance and debt breakage costs, and for general corporate purposes.

•	Entered into a $1.0 billion senior unsecured revolving credit facility, with an accordion feature to increase the availability to $1.25 billion under certain circumstances.

At December 31, 2014, the Company had $438.6 million of cash and cash equivalents and approximately $2.9 billion of total consolidated debt outstanding.

On February 27, 2015, the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.039 per share of common stock for the 38 day period during fourth quarter ended December 31, 2014, during which the Company was public. The dividend is payable on March 27, 2015, to shareholders of record as of the close of business on March 11, 2015.

Also on February 27, 2015, the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.095 per share of common stock for first quarter ending March 31, 2015. The dividend is payable on March 30, 2015, to shareholders of record as of the close of business on March 12, 2015.

Investor Conference Call and Webcast

The Company will host a conference call and live webcast at 10:00 a.m. Eastern Time on Friday March 6, 2015, to discuss the fourth quarter 2014 results. The number to call is 1-877-407-0789 (domestic) or 1-201-689-8562 (international). A live webcast will be available in the Investor Relations section of the Company’s website. A replay of the conference call will be available through March 20, 2015, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 13600594.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by National Association of Real Estate Investment Trusts, (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gain from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items, including costs incurred in connection with our IPO and related formation transactions that we believe enhance the comparability of our FFO across periods.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition , results of operations and cash flows.

A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Package.

About Paramount Group, Inc.

Headquartered in New York City, Paramount is a fully-integrated real estate investment trust that owns, operates and manages high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Paramount Group, Inc.

Consolidated Balance Sheet

(Unaudited and in thousands)

December 31, 2014
ASSETS:
Rental Property
Land	$2,094,461
Buildings and improvements	5,435,778

7,530,239
Accumulated depreciation and amortization	(81,050)

Rental Property, net	7,449,189
Real estate fund investments	323,387
Investments in partially owned entities	5,749
Cash and cash equivalents	438,599
Restricted cash	55,728
Marketable securities	20,159
Deferred rent receivable	8,267
Accounts and other receivables, net	7,692
Deferred charges, net	39,165
Intangible assets, net	669,385
Other assets	13,121

Total Assets	$9,030,441

LIABILITIES:
Mortgages and notes payable	$2,852,287
Credit facility	—
Due to affiliates	27,299
Loans payable to noncontrolling interests	42,195
Accounts payable and accrued expenses	93,472
Deferred income taxes	2,861
Interest rate swap liabilities	194,196
Intangible liabilities, net	219,228
Other liabilities	43,950

Total Liabilities	3,475,488

EQUITY:
Paramount Group, Inc. stockholders’ equity	3,910,862
Noncontrolling interests in joint ventures and funds	685,888
Noncontrolling interests in Operating Partnership	958,203

Total Equity	5,554,953

TOTAL LIABILITIES AND EQUITY	$9,030,441

Paramount Group, Inc.

Consolidated Statement of Income

(Unaudited and in thousands, except share and per share data)

Period from November 24, 2014 through December 31, 2014
REVENUES:
Property rentals	$51,345
Straight-line rent adjustments	5,653
Amortization of below-market leases, net	467

Rental income	57,465
Tenant reimbursement income	5,865
Fee income	1,176
Other income	1,629

Total revenues	66,135

EXPENSES:
Operating	26,011
Depreciation and amortization	34,481
General and administrative	2,207

Total expenses	62,699

Operating income	3,436

Income from real estate fund investments	1,412
Income from partially owned entities	938
Unrealized gains on interest rate swaps	15,084
Interest and other income (loss), net	(179)
Interest and debt expense	(43,743)
Acquisition, transaction and formation related costs	(143,437)
Gain on consolidation of a partially owned entity	239,716

Net income before income taxes	73,227
Income tax expense	(505)

Net income	72,722
Less net income attributable to noncontrolling interests in:
Consolidated joint ventures and funds	(1,488)
Operating Partnership	(13,926)

Net income attributable to Paramount Group, Inc.	$57,308

Weighted average common shares outstanding
Basic	212,106,718

Diluted	212,107,908

Net income per share attributable to Paramount Group, Inc.
Basic	$0.27

Diluted	$0.27

Paramount Group, Inc.

Reconciliation of Net Income to Funds from Operations

and Core Funds from Operations

(Unaudited and in thousands, except share and per share data)

Period from November 24, 2014 through December 31, 2014
Reconciliation of net income to FFO:
Net income	$72,722
Real estate depreciation and amortization	34,481
Pro rata share of real estate depreciation and amortization of partially owned entities	605

FFO	107,808
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures and funds	(5,353)
Operating Partnership	(20,030)

FFO attributable to Paramount Group, Inc.	$82,425

Per diluted share	$0.39

Reconciliation of FFO to Core FFO:
FFO	$107,808
Non-core (income) expense:
Acquisition, transaction and formation related costs	143,437
Defeasance and debt breakage costs	25,717
Unrealized gains on interest rate swaps	(15,084)
Pro rata share of unrealized gains on interest rate swaps of partially owned entities	(643)
Gain on consolidation of a partially owned entity	(239,716)

Core FFO	21,519
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures and funds	(1,506)
Operating Partnership	(3,913)

Core FFO attributable to Paramount Group, Inc.	$16,100

Per diluted share	$0.08

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	212,106,718
Effect of dilutive securities	1,190

Denominator for FFO per diluted share	212,107,908

Contact Information:

Investor Relations:

212-492-2298

IR@paramount-group.com

OR

Media:

212-492-2285

PR@paramount-group.com